Exhibit 99.1

Cardinal Health’s filings with the Securities and Exchange Commission (the “SEC”), including Cardinal Health’s annual report on Form 10-K for the fiscal year ended June 30, 2008 (the “2008 Form 10-K”), Cardinal Health’s Annual Report to Shareholders, any quarterly report on Form 10-Q or any current report on Form 8-K of Cardinal Health (along with any exhibits to such reports as well as any amendments to such reports), our press releases, or any other written or oral statements made by or on behalf of Cardinal Health, may include or incorporate by reference forward-looking statements which reflect Cardinal Health’s current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in or by such statements. These uncertainties and other factors include, but are not limited to:

•	competitive pressures in the markets in which the company operates, including pricing pressures;

•	increasing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for the company’s products and services;

•	the loss of, or default by, one or more key customers or suppliers, such as pharmaceutical or medical/surgical manufacturers for which alternative supplies may not be available or easily replaceable;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices, including policies concerning price appreciation;

•	changes in hospital buying groups or hospital buying practices;

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changes in the frequency or rate of branded pharmaceutical price appreciation or generic pharmaceutical price deflation, restrictions in the amount of inventory available to the company, or changes in the timing of generic launches or the introduction of branded pharmaceuticals;

•	uncertainties relating to market conditions for pharmaceuticals;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct distribution;

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uncertainties regarding the decision to explore the separation of the Company’s new Healthcare Supply Chain Services and Clinical and Medical Products reportable segments and the impacts of such decision if the separation is accomplished;

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the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities related to the operations or activities of such businesses prior to their acquisition;

•	uncertainties related to the company’s divestiture strategy, including difficulties in finding buyers or alternative exit strategies at acceptable prices and terms and in a timely manner;

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changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	legislative changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

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actions of regulatory bodies and other government authorities, including the Food and Drug Administration and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sales or result in recalls, seizures, injunctions and monetary sanctions;

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costs or claims resulting from potential errors or defects in our manufacturing, compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, consequences, effects or timing of any commercial disputes, patent infringement claims, shareholder claims, derivative claims, or other legal proceedings;

•	the costs, effects, timing or success of restructuring programs or plans;

•	downgrades of our credit ratings, and the potential that such downgrades could adversely affect our access to capital or increase our cost of capital;

•	increased costs for the components, compounds, raw materials or energy used by our businesses, including oil and gas, or shortages in these inputs;

•	the risks of counterfeit products in the supply chain;

•	the continued financial viability and success of our customers, suppliers and franchisees;

•	failure to retain or continue to attract senior management or key personnel;

•	risks associated with international operations, including fluctuations in currency exchange ratios;

•	costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

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difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	difficulties and costs associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements;

•	disruption or damage to or failure of our information systems;

•	uncertainties relating to general economic, political, business, industry, regulatory and market conditions; and

•	other factors described in “Item 1A: Risk Factors” of the 2008 Form 10-K.

The words “believe,” “expect,” “anticipate,” “project,” “estimate,” “target,” “intend,” “seek,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, except to the extent required under applicable law.

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